Exhibit 99.1

Essex Announces Third Quarter 2014 Results
Core FFO Guidance Increases as Same-Property NOI Grows 9.4% in the Third Quarter

Palo Alto, California—October 30, 2014—Essex Property Trust, Inc. (NYSE:ESS) announced today its third quarter 2014 earnings results and related business activities.

Funds from Operations (“FFO”) and Net Income per diluted share for the quarter and nine months ended September 30, 2014 are detailed below. FFO and Net Income for the quarter and nine months ended September 30, 2014 includes $3.9 million and $46.4 million in merger related expenses, respectively. Core FFO excludes merger expenses, acquisition costs and non-routine items such as cyber-intrusion expenses.

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2014	2013	Change	2014	2013	Change
Per Diluted Share
Total FFO	$2.08	$1.91	9.1%	$5.55	$5.79	-4.2%
Core FFO	$2.16	$1.91	13.2%	$6.28	$5.65	11.1%
Earnings per Share	$0.85	$1.84	-53.8%	$1.40	$3.19	-56.1%

Third Quarter Highlights:

•	Grew Core FFO per diluted share by 13.2% compared to Q3 2013, which exceeded the high end of the Company’s guidance.
•	Increased same-property gross revenues and net operating income (“NOI”) by 7.4% and 9.4%, respectively, compared to Q3 2013.
•	Realized a sequential increase in same-property revenue growth of 2.6%.
•	Achieved pro forma same-property revenue growth of 7.1% in the legacy BRE portfolio, narrowing the revenue growth differential to the Essex portfolio from 1.6% in the first quarter 2014 to 0.3% in the third quarter 2014.
•	Increased financial occupancy in the legacy BRE same-property portfolio to 95.9% in Q3 ’14, consistent with the financial occupancy in the ESS same-property portfolio for the quarter. Since the merger closed, the financial occupancy in the legacy BRE portfolio has increased approximately 140 basis points.
•	Acquired three communities for a total investment of $319.8 million.
•	Increased the Essex portfolio full year same-property revenue growth guidance range to 6.7% to 7.1%, raising the midpoint by 30 basis points and increasing the same-property NOI growth range to 8.3% to 8.7%.
•	Raised the full year Core FFO per diluted share guidance range to $8.43 to $8.52, raising the midpoint by $0.09 per share.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743

www.essexpropertytrust.com

“We are thrilled with the financial results for the third quarter, in which same-property revenue and net operating income exceeded our high expectations. Our reported 7.4% same-property revenue growth was the best quarterly result in the last seven years. As a result of continued robust fundamentals in our Coastal California and Washington markets, we have increased the midpoint of our 2014 same-property revenue growth expectations by 30 basis points to 6.9%,” commented Michael Schall, President and Chief Executive Officer of the Company. Mr. Schall continued, “We are also pleased to report substantial progress in integrating the BRE portfolio and improving its financial contribution. During the third quarter, we narrowed the revenue growth differential between the ESS and legacy BRE portfolios to only 30 basis points, significantly contributing to the quarterly results.”

Same-Property Operations

Essex same-property operating results exclude properties that are not comparable for the periods presented, including all properties acquired in the merger with BRE. The table below illustrates the percentage change in same-property gross revenues for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013, and the sequential percentage change for the quarter ended September 30, 2014 versus the quarter ended June 30, 2014 by submarket for the Company:

	Q3 2014 vs. Q3 2013	Q3 2014 vs. Q2 2014	% of Total
	Gross Revenues	Gross Revenues	Q3 2014 Revenues
Southern California
Los Angeles County	5.2%	1.9%	17.0%
Ventura County	5.8%	1.2%	8.8%
Orange County	5.8%	2.9%	11.2%
San Diego County	7.1%	2.1%	5.6%
Other Southern California	6.9%	-1.3%	1.7%
Total Southern California	5.8%	1.9%	44.3%
Northern California
Santa Clara County	9.4%	3.3%	18.8%
Contra Costa County	8.4%	4.3%	6.5%
Alameda County	10.7%	2.5%	5.9%
Other Northern California	11.0%	3.7%	5.3%
Total Northern California	9.7%	3.4%	36.5%
Seattle Metro	7.0%	2.4%	19.2%
Same-Property Portfolio	7.4%	2.6%	100.0%

	Year Over Year Growth
	Q3 2014 compared to Q3 2013
	Gross Revenues	Operating Expenses	NOI

Southern California	5.8%	3.5%	7.0%
Northern California	9.7%	2.3%	12.9%
Seattle Metro	7.0%	4.4%	8.3%
Same-Property Portfolio	7.4%	3.2%	9.4%

	Sequential Growth
	Q3 2014 compared to Q2 2014
	Gross Revenues	Operating Expenses	NOI

Southern California	1.9%	6.1%	-0.1%
Northern California	3.4%	2.2%	3.9%
Seattle Metro	2.4%	1.1%	3.1%
Same-Property Portfolio	2.6%	3.7%	2.0%

	Financial Occupancies
	Quarter Ended
	9/30/2014	6/30/2014	9/30/2013
Southern California	95.9%	96.3%	95.7%
Northern California	96.3%	96.0%	95.6%
Seattle Metro	95.5%	96.0%	95.7%
Same-Property Portfolio	95.9%	96.1%	95.7%

Legacy BRE Same-Property Revenue

The table below represents the third quarter 2014 results for the legacy BRE portfolio acquired in the merger with BRE, excluding the 17 properties contributed to joint ventures, compared on a pro forma same-property basis to the results for the third quarter 2013 while owned by BRE. Certain re-classifications were made to make the results comparable. These properties will be eligible for inclusion in the Essex same-property portfolio beginning in April 2015.

	Q3 2014 vs. Q3 2013	Q3 2014 vs. Q2 2014	% of Total
	Gross Revenues	Gross Revenues	Q3 2014 Revenues
Southern California
Los Angeles County	4.8%	1.6%	15.7%
Orange County	3.9%	1.5%	18.6%
San Diego County	7.2%	2.0%	17.1%
Other Southern California	4.6%	3.1%	1.0%
Total Southern California	5.2%	1.7%	52.4%
Northern California
Santa Clara County	10.1%	2.6%	5.5%
Contra Costa County	5.4%	3.8%	4.3%
Alameda County	11.6%	3.4%	8.7%
Other Northern California	9.9%	3.6%	12.6%
Total Northern California	9.8%	3.4%	31.1%
Seattle Metro	7.9%	3.0%	16.5%
Same-Property Portfolio	7.1%	2.5%	100.0%

Investment Activity

During the third quarter, the Company acquired three communities with an aggregate 887 multifamily units for a total investment value of $319.8 million. Please see the second quarter press release dated August 6, 2014 and the press release on August 15, 2014 for additional details about the acquisitions.

Dispositions

In September, the Company sold two communities for total proceeds of $49.0 million. Total gain on the sale was $31.4 million. The gain has been excluded from the calculation of FFO.

Development Activity

During the quarter, the Company began leasing and pre-leasing activities at five communities. The table below represents the percentage of units leased for each community in lease-up as of October 28, 2014.

Project Name	Location	Total Units	ESS Ownership	% Leased as of 10/28/14
Wilshire La Brea	Los Angeles, CA	478	100%	94%
Mosso I	San Francisco, CA	181	55%	92%
Radius	Redwood City, CA	264	100%	70%
The Dylan	West Hollywood, CA	184	50%	59%
Mosso II	San Francisco, CA	282	55%	24%
MB 360 Phase I	San Francisco, CA	181	100%	12%
Total/Average % Leased		1,570		64%

In August, the Company contributed the land located in Pleasanton, CA, that was acquired in the merger with BRE, to a joint venture with the Canada Pension Plan Investment Board. The Company has a 55% ownership interest in the joint venture. The Company began construction on the project which will contain 506 apartment homes in two Phases. The project is expected to cost approximately $175 million and open in the summer of 2016.

During the quarter, the Company entered into a joint venture to develop Century Towers, a multifamily community containing 376 apartment homes located in San Jose, CA. Essex has a 50% ownership interest in the development which has a projected total cost of $172 million. The joint venture has obtained a $90 million construction loan that floats at LIBOR plus 175 basis points for a three year term with two one year extension options. Construction began in the third quarter of 2014 and the property is expected to open in the first quarter of 2017. The Company has committed to make a $27 million preferred equity investment in the project, which accrues an annualized preferred return of 8.1%.

Other Investments

In August, the Company made a $12.6 million preferred equity investment in a multifamily development project located in San Jose, CA. The investment has a preferred return of 12% for a three year term.

Cyber-Incident Update

On September 29, 2014 the Company disclosed that certain of its computer network systems containing personal and employee data were compromised by a cyber-intrusion. The Company has confirmed that evidence exists of exfiltration of data on Company systems. The precise nature of the data has not yet been identified and the Company does not presently have any evidence that data belonging to the Company has been misused. The investigation is ongoing. Please see the press release dated September 29, 2014 for additional details. Mr. Schall commented, “We have completed a substantial part of our investigation into the cyber-attack announced in late September and have implemented very meaningful changes to systems and processes to improve network security consistent with the on-going integration of the Essex and legacy BRE platforms.”

Liquidity and Balance Sheet

Common Stock
During the third quarter, the Company issued 801,909 shares of common stock at an average price of $190.06 for net proceeds of $151.4 million. Year to date, the Company has issued 2,555,264 shares of common stock at an average price of $177.83 for net proceeds of $450.8 million.

Guidance

The Company is increasing its full-year 2014 Core FFO guidance to $8.43 to $8.52, raising the midpoint by $0.09 to $8.48 per diluted share. The reason for the increase primarily relates to revised same-property NOI growth. See page S-13 of the Supplemental Financial Information, which accompanies this press release, for the assumptions used to calculate the low and high end of the 2014 Core FFO guidance range. The following table provides a reconciliation of the midpoint of Q3 Core FFO guidance compared to the second quarter 2014 earnings release distributed in August 2014.

Per Share
Projected Midpoint Core FFO per share for Q3 2014	$2.08
NOI from ESS consolidated communities	0.04
NOI from legacy BRE consolidated communities	0.02
Interest income and other	0.02
Core FFO per share Q3 2014, reported	$2.16

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Friday October 31, 2014 at 11 a.m. PT (2 p.m. ET), which will be broadcast live via the Internet at www.essex.com, and accessible via phone by dialing (877) 407-0784, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essex.com and select the third quarter earnings link. To access the replay digitally, dial (877) 870-5176 using the replay pin number 13591155. If you are unable to access the information via the Company’s website, please contact the Investor Relations Department at investors@essex.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 239 apartment communities with an additional 14 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essex.com.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essex.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains/losses on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes merger and acquisition costs and items that are not routine or not related to the Company’s core business activities, which is referred to as (“Core FFO”), to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO and Core FFO provide investors with an additional basis to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and the ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of diluted FFO and Core FFO for the quarters ended September 30, 2014 and 2013:

	Three Month Ended September 30,		Nine Months Ended September 30,
Funds from Operations (In thousands)	2014	2013	2014	2013
Net income available to common stockholders	$53,668	$68,788	$76,364	$118,937
Adjustments:
Depreciation	102,184	48,487	254,211	143,662
Gains not included in FFO, net of internal disposition costs	(31,372)	(49,044)	(41,664)	(51,410)
Depreciation add back from unconsolidated co-investments	9,986	3,723	23,060	11,342
Noncontrolling interest related to Operating Partnership units	1,816	3,989	3,442	7,037
Depreciation attributable to third party ownership	(335)	(327)	(996)	(981)
Funds from Operations	$135,947	$75,616	$314,417	$228,587
Merger and integration expenses	3,857	--	46,413	--
Cyber-intrusion expenses	1,249	--	1,249	--
Acquisition and disposition costs	51	237	768	792
Gain on sales of marketable securities and note prepayment	--	--	(886)	(2,611)
Co-investment promote income	--	--	(4,904)	--
Utility reimbursement income accrual	--	--	(1,807)	--
Acquisition fee income	--	--	(500)	--
Gain on sale of land	--	--	(400)	(1,503)
Earthquake related and other	--	--	1,571	--
Loss on early retirement of debt add back from unconsolidated co-investments	--	--	197	--
Loss (gain) on early retirement of debt	--	178	--	(846)
Income from early redemption of preferred equity investments	--	(412)	--	(1,358)
Core Funds from Operations	$141,104	$75,619	$356,118	$223,061

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements and estimates on page 1 and under the caption “Guidance” on page 5 with respect to Core FFO and same-property revenue and NOI growth for the full year 2014, statements about expected promote income, statements about the integration with BRE, estimates about 2014 same-property revenue growth and regarding costs and leasing dates of development properties, and statements and estimates set forth under the captions “Development Pipeline—September 30, 2014” and “Redevelopment Pipeline and Capital Expenditures—September 30, 2014” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, initial occupancy and stabilization of property development and the various financial projections and assumptions set forth in the columns “2014 Revised Guidance Range” on page S-13 of the Company’s Supplemental Financial Information Package and the forecasts, set forth on page S-15 of the Company’s Supplemental Financial Information Package, of residential supply, jobs, and rent growth in various areas. The Company's actual results may differ materially from those projected in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, unforeseen consequences from cyber-intrusion, unanticipated difficulties in integrating the businesses of Essex and BRE and realizing anticipated synergies, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s Report on Form 10-K for the year ended December 31, 2013.

Contact Information
Barb Pak
Director of Investor Relations
(650) 494-3700
bpak@essex.com